Exhibit 99.1

                 Spectrum Control Reports Second Quarter Profit
                     Operating Margins Continue to Improve;
                            Cash Flow Remains Strong

FAIRVIEW, Pa., June 19 /PRNewswire-FirstCall/ --

                                 FlashResults
                        Spectrum Control, Inc. (SPEC)
                        (Numbers in Thousands, Except
                               Per Share Data)

                2nd quarter ended           2nd quarter ended
                    05/31/2003        YTD        5/31/2002           YTD
    Sales              $15,470      $30,716        $14,353        $25,846
    Net Income            $248         $416           $182          $(962)
    Average Shares      12,955       12,961         13,235         13,118
    EPS                  $0.02        $0.03          $0.01         $(0.07)

      Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the second quarter ended May 31, 2003.

      For the second quarter of fiscal 2003, the Company reported net income of $248,000 or two cents per share on sales of $15,470,000, compared to net income of $182,000 or one cent per share on sales of $14,353,000 for the same period last year. For the first half of fiscal 2003, the Company had net income of $416,000 or three cents per share on sales of $30,716,000. For the comparable period of 2002, the Company had a net loss of $962,000 or seven cents per share on sales of $25,846,000.

      Dick Southworth, the Company's President and Chief Executive Officer, commented, "Our cost reduction programs continue to generate benefits with improved labor efficiencies, reduced manufacturing overhead expenses, and significant savings in material costs. As a result, our operating profitability continues to significantly improve. Income from operations increased by over $900,000 in the current quarter when compared to the same period last year. Our current quarter net income was up over 36% from a year ago, even though last year's second quarter income included certain nonrecurring license fee income of $850,000. Our positive operating performance in the current quarter was achieved despite difficult market conditions. Overall, the telecom equipment market remains soft and unpredictable, with continuous reductions in customer lead times negatively impacting our customer order rates and backlog. Customer orders received during the second quarter were approximately $15.0 million, up 2% from a year ago, but down about 4% from the first quarter of this year. At the end of the current quarter, our aggregate customer order backlog was approximately $24.1 million, down 2% from the beginning of the fiscal year. With these persistent market conditions, we will continue to focus on cost reduction programs, new product development, and market diversification to further enhance our operating performance and profitability."

      Quarter Highlights

            -- Improved Profit Margins

            Throughout the current quarter, our operating margins continued to improve. In the second quarter of fiscal 2003, gross margin was $3.5 million or 22.5% of sales, compared to $2.6 million or 17.9% of sales for the second quarter of last year. For the first half of fiscal 2003, gross margin was $6.8 million or 22.0% of sales, versus $3.5 million or 13.6% of sales for the same period last year. This dramatic improvement has been primarily driven by our ongoing cost reduction programs and greater utilization of our low-cost manufacturing center in Juarez, Mexico.

            -- Strong Cash Flow

            Our operating cash flow remains strong. Net cash generated by operating activities was $2.9 million during the first six months of fiscal 2003. This positive cash flow reflects our profitable operating performance, as well as improved inventory turnover rates and related inventory reductions. During the first half of 2003, as a result of various inventory control procedures, aggregate inventories decreased by $1.1 million.

            -- Excellent Financial Position

            Our liquidity and overall financial position continue to be very strong. At May 31, 2003, our cash and short-term investments totaled $22.1 million, up $2.2 million from the end of last fiscal year. At the end of the current quarter, current assets were nine times current liabilities, stockholders' equity was $71.3 million, and our total borrowed funds were only $2.4 million.

      Current Business Outlook

      Mr. Southworth stated, "Although we are encouraged by our continuously improving operating performance, the overall business climate remains uncertain. Our defense electronics business is strong, but the telecommunications equipment industry has not yet demonstrated any clear signs of recovery with industry-wide sales up only modestly from last year's extremely low levels. Customers in our other major markets have been very cautious, with their business forecasts tempered by global economic and political concerns. As a result, they are placing orders with only near term lead times which greatly limits our business visibility. Based on these current conditions and our assessment of the general business environment, we currently expect our third quarter performance to be similar to our second quarter results. However, we believe our strong financial position, positive cash flow, and improved operating performance position us for long-term growth and enhanced profitability," he concluded.

      Forward-Looking Information

      This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates, and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

      Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

      Simultaneous Webcast and Teleconference Replay

      Spectrum Control will host a teleconference to discuss its second quarter results on Thursday, June 19, 2003, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com. A taped replay of the call will be available through June 20, 2003, at 877-660-6853, access account 1628, conference 68154, or for 30 days over the Internet at the Company's website.

    Business Segment Description

      Our operations are currently conducted in three reportable segments: signal integrity products; power integrity products and management systems; and frequency control products. Our Signal Integrity Products Group designs and manufactures a broad range of low pass electromagnetic interference ("EMI") filters, surface mount EMI filters, filtered arrays, filtered connectors, gaskets, and specialty ceramic capacitors. Our Power Integrity Products and Management Systems Group designs and manufactures numerous power integrity products (power line filters, power entry modules, multisection filters, power terminal blocks, and custom power filter assemblies) and power management systems (power distribution units, remote power management systems, fuse interface panels, breaker interface panels, and custom power distribution systems). Our recently developed Frequency Control Products Group, which includes the operations of Spectrum FSY Microwave, Inc. acquired last year, designs and manufactures ceramic resonators and bandpass filters, ceramic patch antennas, duplexers, lumped element filters, cavity filters, waveguide filters, and related products and systems.

      About Spectrum Control

      Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. Although Spectrum Control products are used in many industries worldwide, the Company's largest market is the telecommunications industry. For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.


    Spectrum Control, Inc. and Subsidiaries
    Condensed Consolidated Balance Sheets
    (Unaudited)

    (Dollar Amounts in Thousands)

                                                May 31,         November 30,
                                                 2003              2002

    Assets

    Current assets
       Cash and cash equivalents                $22,133            $19,934
       Accounts receivable, net                  10,469             10,035
       Inventories                               13,493             14,494
       Prepaid expenses and other
        current assets                            3,744              3,316

            Total current assets                 49,839             47,779

    Property, plant and equipment, net           14,013             15,543

    Noncurrent assets
       Goodwill                                  18,019             18,019
       Other                                        507                483

            Total assets                        $82,378            $81,824

    Liabilities and Stockholders' Equity

    Current liabilities
       Accounts payable                          $2,934             $3,033
       Accrued liabilities                        2,056              1,860
       Current portion of long-term debt            285                285

            Total current liabilities             5,275              5,178

    Long-term debt                                2,127              2,391

    Deferred income taxes                         3,628              3,580

    Stockholders' equity                         71,348             70,675

            Total liabilities and
             stockholders' equity               $82,378            $81,824

    Spectrum Control, Inc. and Subsidiaries
    Condensed Consolidated Statements of Operations
    (Unaudited)

                                           (Amounts in Thousands Except Per
                                                      Share Data)


                                         Three Months Ended  Six Months Ended
                                               May 31,            May 31,
                                            2003     2002     2003     2002

    Net sales                             $15,470  $14,353  $30,716  $25,846

    Cost of products sold                  11,983   11,780   23,966   22,339

    Gross margin                            3,487    2,573    6,750    3,507

    Selling, general and
      administrative expense                3,103    3,126    6,223    6,015

    Income (loss) from operations             384     (553)     527   (2,508)

    Other income (expense)
          Interest expense                    (28)     (35)     (57)     (77)
          Other income and expense, net        44      885      203    1,040
                                               16      850      146      963

    Income (loss) before provision
     for income taxes                         400      297      673   (1,545)

    Provision for income taxes (benefit)      152      115      257     (583)

    Net income (loss)                        $248     $182     $416    $(962)

    Earnings (loss) per common share :
          Basic                             $0.02    $0.01    $0.03   $(0.07)
          Diluted                           $0.02    $0.01    $0.03   $(0.07)

    Average number of common
     shares outstanding :
          Basic                            12,934   13,134   12,940   13,118
          Diluted                          12,955   13,235   12,961   13,118

    Spectrum Control, Inc. and Subsidiaries
    Selected Financial Data
    (Unaudited)

                                  Three Months Ended     Six Months Ended
                                       May 31,               May 31,
                                   2003       2002       2003       2002

    Selected Financial Data,
      as a Percentage of Net Sales :

            Net sales                 100.0%     100.0%     100.0%     100.0%
            Cost of products sold      77.5       82.1       78.0       86.4
            Gross margin               22.5       17.9       22.0       13.6
            Selling, general and
              administrative
               expense                 20.0       21.8       20.3       23.3
            Income (loss) from
             operations                 2.5       (3.9)       1.7       (9.7)
            Other income(expense)
               Interest expense        (0.2)      (0.2)      (0.2)      (0.3)
               Other income and
                 expense, net           0.3        6.2        0.7        4.0
            Income (loss)
             before provision
             for income taxes           2.6        2.1        2.2       (6.0)
            Provision for income
             taxes (benefit)            1.0        0.8        0.8       (2.3)
            Net income (loss)           1.6%       1.3%       1.4%      (3.7)%

    Selected Operating Segment
     Data :
     (Dollar Amounts in Thousands)

             Signal integrity
             products :
                Customer orders
                 received           $10,984    $11,729    $21,107    $22,249
                Net sales            10,932     11,187     21,722     20,050

            Power integrity
             products and
              management systems:
                Customer orders
                 received             2,673      2,580      6,445      4,790
                Net sales             2,795      2,740      5,589      5,007

            Frequency control
             products :
                Customer orders
                 received             1,354        340      3,019        677
                Net sales             1,743        426      3,405        789